EXHIBIT 3.3

THE COMPANIES ORDINANCE

A COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

MEDICARD LTD.

1.	The name of the Company is:

In Hebrew :

In English : Medicard Ltd.

2.	The principal objects for which the Company was founded are:

(a)	To conduct research and development activities in all aspects of Bio-technology and medical devices; and

(b)	To establish, found, invest, participate in establishing or founding, to enter a partnership or otherwise join any body corporate or legal entity in accordance with law; and

(c)	In general to engage in any other business commercial, industry or other activity of any kind which is not legally prohibited or restricted by law.

3.	The liability of the members is limited.

4.	The initial share capital of the Company is:

NIS 38,000 divided into 38,000 Ordinary Shares of NIS 1.00 (One New Israel Shekel) each.

5.	We, the several persons whose names and addresses are subscribed, desire to incorporate a company in accordance with this Memorandum of Association, and we hereby respectively agree to subscribe to the number of shares in the Company’s share capital as written next to our names below:

	Name and Addresses of Subscribers	identification Numbers	Number of Shares Subscribed to by each Subscriber	Signatures
1.	Eager-Bio Ltd. Sitrya 7 Israel 76834	51-239553-4	99 Ordinary Shares	[Eager-Bio Ltd.]
2.	Pro. Max Herzberg Sitrya 7 Israel 76834	02-607808-9	1 Ordinary Share	[Prof. Max Herzberg]
Total number of shares subscribed to: 100

Date: January 27, 2000

Witness to above signatures:	[/s/ Yuval Horn]

Companies Registrar	Ministry of Justice

State of Israel

Companies Law 5759-1999

Change of Company Name Certificate

I hereby approve that based on a resolution and in accordance with provision 31(b) to the Companies Law, 5759-1999

MEDICARD LTD

Changed its name and shall now be named

VASCULAR BIOGENICS LTD

Given in my signature in Jerusalem

1 of Shvat 5762

14/01/02

Company’s number 512899766

Yehuda Kats, Advocate

Registrar of Companies

Changes to the Memorandum of Association, approved by the shareholders on June 18, 2014

Any future amendment of the articles of association of the Company, as shall be in effect from time to time, shall automatically amend any applicable corresponding provision of the Memorandum of Association without any further need to specifically amend the Memorandum of Association and that such amendment shall enter into effect according to and by the requisite majority for amending the articles of association.

Changes to the Memorandum of Association, approved by the shareholders on July 10, 2014

AMENDMENTS TO CURRENT MEMORANDUM OF ASSOCIATION

Article 4 of the Company’s Memorandum of Association will read as follows:

The Company’s share capital shall be NIS 700,000 divided as follows:

(a)	49,200,000 Ordinary Shares, NIS 0.01 par value each;
(b)	1,100,000 Series A Preferred Shares, NIS 0.01 par value each;
(c)	4,600,000 Series B Preferred Shares, NIS 0.01 par value each;
(d)	2,400,000 Series C Preferred Shares, NIS 0.01 par value each;
(e)	10,000,000 Series D Preferred Shares, NIS 0.01 par value each; and
(f)	2,700,000 Series E Preferred Shares, NIS 0.01 par value each.

The foregoing does not derogate from the Shareholders resolutions dated June 18, 2014.